Exhibit 16.1



August 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Amarillo Biosciences, Inc.
         Commission File Number 0-20791


We have read the statements that we understand Amarillo Biosciences, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


Very truly yours,

/s/ Malone & Bailey, PLLC
    ----------------------
    Malone & Bailey, PLLC